Exhibit 99(a)(1)(B)

REPURCHASE NOTICE

SUNPOWER CORPORATION

1.25% SENIOR CONVERTIBLE DEBENTURES DUE 2027

CUSIP Number: 867652 AA7

Pursuant to the Company Repurchase Notice

Dated January 18, 2012

TO:	SUNPOWER CORPORATION
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

The undersigned registered owner of this Debenture hereby irrevocably acknowledges receipt of a notice from SunPower Corporation (the “Company”) regarding the right of holders to elect to require the Company to repurchase the Debentures and requests and instructs the Company to repay the entire principal amount of this Debenture, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms and conditions of the Indenture at the price of 100% of such entire principal amount or portion thereof, together with accrued and unpaid interest to, but excluding, the Repurchase Date or the Fundamental Change Repurchase Date, as the case may be, to the registered holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Debentures shall be repurchased by the Company as of the Repurchase Date or the Fundamental Change Repurchase Date, as the case may be, pursuant to the terms and conditions specified in the Indenture.

Dated:

Signature(s)

NOTICE: The above signatures of the holder(s) hereof must correspond with the name as written upon the face of the Debentures in every particular without alteration or enlargement or any change whatsoever.

Debenture Certificate Number
(if applicable):

Principal amount to be repurchased
(if less than all, must be $1,000 or whole multiples
thereof):

Social Security or Other Taxpayer Identification Number: